EXHIBIT 99.1

       Fresh Choice Delisted From the Nasdaq National Market --
          Stock Expected to Trade on NASD OTC Bulletin Board

    MORGAN HILL, Calif.--(BUSINESS WIRE)--July 16, 2004--Fresh Choice, Inc. (Nasdaq:SALD) announced today that on July 12, 2004 it received a Nasdaq Staff Determination indicating that as a result of its recent filing under Chapter 11 of the U.S. Bankruptcy Code the Nasdaq Staff had determined pursuant to Nasdaq Marketplace Rules 4300 and 4450(f) that its securities will be delisted from the Nasdaq National Market as of the opening of business on July 21, 2004. The Company expects that its common stock will continue to trade on the NASD OTC Bulletin Board under the symbol SALD.OB.
    The Company continues to operate 46 restaurants 43 of which are under the Fresh Choice and Zoopa brand names in California (37), the state of Washington (2) and Texas (4). The Company's Fresh Choice and Zoopa restaurants offer customers an extensive selection of high quality, freshly-prepared traditional and specialty salads, hot pasta dishes, pizza, soups, bakery goods and desserts in a self-service format. In addition, the Company operates one Fresh Choice Express restaurant, one dual branded Fresh Choice Express and licensed Starbucks retail store and one stand-alone licensed Starbucks retail store in Texas.

    Important Note:

    The above statements about Fresh Choice's future plans are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in this press release.
    Among these risks and uncertainties are: the ability of the Company to successfully reorganize its remaining operations and restructure its financial affairs under Chapter 11 of the U.S. Bankruptcy Code; the listing of its shares on the NASD OTC Bulletin Board; the ability of the Company to return to positive comparable-store sales; achieving profitability; the effect of general economic and weather conditions; customer receptiveness to new menu items; competitive pressures in the food-service marketplace; the changing tastes of consumers; and the ability to secure and retain services of experienced personnel. Additional risks and uncertainties may be included in Fresh Choice's most recent annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.
    Actual future results may differ materially depending on a variety of factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Fresh Choice, Inc.
             Everett F. Jefferson, 408-776-0799